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                                                                     EXHIBIT 2.3

                       Westinghouse Electric Corporation
                             Westinghouse Building
                               11 Stanwix Street
                             Pittsburgh, PA 15222

                                                       February 29, 1996
Northrop Grumman Corporation
1840 Century Park East
Los Angeles, CA 90067

Ladies and Gentlemen:

            Reference is made to the Asset Purchase Agreement dated as of January 3, 1996 (the "Asset Purchase Agreement") between Westinghouse Electric Corporation ("Seller") and Northrop Grumman Corporation ("Purchaser"). Capitalized terms used herein without definition shall have the respective meanings set forth in the Asset Purchase Agreement. Each of the undersigned hereby agree to the following with respect to the Asset Purchase Agreement:

            1.   Determinations. The determinations pursuant to Section 2.3(a)
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     of the Asset Purchase Agreement of the Closing Balance Sheet, the Closing
     Statement of Working Capital, the Restructuring Amount and the Norden Amount shall each be as of 11:59 p.m. on February 29, 1996, rather than the close of business on the Closing Date. References to the Closing Date in Sections 2.3(d) and (e) of the Asset Purchase Agreement shall be deemed to be references to 11:59 p.m. on February 29, 1996. Seller agrees that pursuant to Section 1.2(a) of the Asset Purchase Agreement all assets set forth on the Closing Balance Sheet shall be Acquired Assets, including any proceeds of such assets received between 11:59 p.m. on February 29, 1996 and the Closing.

            2.  Allocations.  The Allocation Statement referenced in Section
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     4.14(a) of the Asset Purchase Agreement shall be agreed upon between
     Purchaser and Seller within 60 days following the Closing.

            3.  Shared Claims; Insurance Administration. (a) To the extent
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     necessary or advisable following the Closing, Purchaser and Seller shall negotiate in good faith and enter into one or more agreements governing defense of Shared Claims on the terms set forth in Section 7.10(b) of the Asset Purchase Agreement and such additional terms as shall be mutually agreeable.

          (b) Purchaser and Seller have agreed to waive the provisions of
     Section 4.19 of the Asset Purchase Agreement to the extent relating to entering into an Insurance Administration Agreement prior to Closing, it being agreed that the remainder of the purposes and intent of such Section
     4.19 shall remain in full force and effect.

          4.1  Delayed Transfer.  (a)  Notwithstanding the provisions of
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     Articles I and II of the Asset Purchase Agreement, the Acquired Assets
     located at or constituting the Premises set forth on Schedule A attached hereto (such Premises, the "Delayed Premises" and such Acquired Assets, the "Delayed Assets") shall not be sold, assigned, transferred, conveyed or delivered to Purchaser on the Closing Date. The Delayed Assets shall be sold, assigned, transferred, conveyed and delivered to Purchaser (or its designee(s)) on such date or dates as shall be no earlier than 30 days from the date of written notice from Purchaser to Seller that Purchaser (or its designee) is legally able, under applicable law,

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     to accept Sellers' right, title and interest in, to and under the
     Delayed Assets (any such date, a "Delayed Asset Transfer Date"). Purchaser shall be entitled to deliver separate notices for each of the locations listed on Schedule A in which event there shall be a separate Delayed Asset Transfer Date for each such location. Purchaser agrees to deliver any and all such notices no later than 120 days following the Closing Date. In the event that Purchaser shall fail to deliver any such notice within such time period, Sellers shall have no further obligations to Purchaser in respect of the Delayed Assets which are the subject of such failure and Sellers shall be entitled to dispose of any such Delayed Assets in any manner whatsoever.

          (b) Notwithstanding the provisions of Section 4.5 of the Asset Purchase Agreement to the contrary, Division Employees whose principal place of employment is at one of the Delayed Premises ("Delayed Transferred Employees") will continue on Seller's (or a Subsidiary's) payroll and will continue to participate in each of Seller's (or the applicable Subsidiary's) employee benefit plans in which they are currently participating until the applicable Delayed Asset Transfer Date. Purchaser will offer employment with comparable wages and benefits on the applicable Delayed Asset Transfer Date to each such Delayed Transferred Employee then in employment with Sellers, and on and as of the applicable Delayed Asset Transfer Date each such Delayed Transferred Employee will become a Transferred Employee for all purposes of the Asset Purchase Agreement. Purchaser will promptly reimburse Seller for 100% of the payroll, benefits (including statutory benefits, severance and other termination benefits) and other costs and expenses directly or indirectly relating to Delayed Transferred Employees within 30 days following receipt of each written notification from Seller of such payroll, benefits and other costs and expenses.

          (c) Notwithstanding the provisions of Articles I and II of the Asset Purchase Agreement, the Acquired Assets constituting the Investments of Sellers in Westinghouse Gulf, West*Quest Limited Partnership and West*Quest II Limited Partnership (such Acquired Assets, the "Delayed Investments") shall not be sold, assigned, transferred, conveyed or delivered to Purchaser on the Closing Date. The Delayed Investments shall be sold, assigned, transferred, conveyed and delivered to Purchaser (or its designee(s)) upon receipt of any consents necessary as a condition to such sale, assignment, transfer, conveyance or delivery.

          4.2  Operation of Delayed Assets.  (a) With respect to the Delayed
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     Assets at each of the locations listed on Schedule A, until the applicable
     Delayed Asset Transfer Date (or, the termination of Seller's obligations pursuant to the last sentence of Section 4.1(a)), Seller or one or more of its Subsidiaries shall continue to conduct the business of the Division at the Delayed Premises as agent of, and on behalf of, and at the expense of, Purchaser, pursuant to the Transitional Services Agreement referenced in
     Section 4.16(a) of the Asset Purchase Agreement; provided, that the
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     Delayed Transferred Employees shall be under the supervision and control of
     Purchaser.
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          (b)  Seller and its Subsidiaries and affiliates shall not be liable, whether in contract, in tort (including, without limitation, negligence and strict liability) or otherwise, for any direct, special, indirect, incidental, consequential or other damages whatsoever which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the ownership or holding of the Delayed
     Assets, the occupancy of the Delayed Premises, the employment of (and severance and other termination benefit obligations in respect of) the Delayed Transferred Employees or the operation of the business of the Division at the Delayed Premises after the Closing, including, without limitation, loss of profits, business interruptions and claims of customers.

          (c) Purchaser hereby releases Sellers, their affiliates and their respective officers, directors, employees, stockholders, agents and representatives (the "Seller Indemnitees") and agrees to indemnify the Seller Indemnitees against and hold them harmless from, any loss, liability, claim, damage or expense (including, without limitation, reasonable legal fees and expenses) as incurred, arising from, relating to or otherwise in respect of (A) the delayed transfer pursuant to Section 4.1 hereof and (B) the occupancy of the Delayed Premises, the employment of (and severance and other termination benefit obligations in respect of) the Delayed Transferred Employees and the operation of the business of the Division at the Delayed Premises after the Closing pursuant to this Section
     4.2 (including the acts or omissions of any employee at the Delayed Premises).

          5.  Center Employees.  Purchaser and Seller hereby agree that
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     Schedule B attached hereto sets forth the name of each Center Employee.

          6.  Limited Use of Westinghouse Name.  Notwithstanding anything to
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     the contrary in the Asset Purchase Agreement, from and after the Closing:

                (a) Purchaser shall be permitted to use Seller's name and logo (including, without limitation, on invoices and letterhead), as reasonably necessary, with respect to any Contract included in the Acquired Assets until such time as all novations, consents, approvals or waivers contemplated by Section 4.4 of the Asset Purchase Agreement have been obtained;

                (b) Purchaser may use, or cause to be used, on business stationary of the Division and business cards of employees of the Division the phrase "... acquired from, and formerly known as, the Westinghouse Electronic Systems Group," until December 31, 1996; and

                (c) Seller hereby assigns to Purchaser those CAGE Codes currently used by the Division.

          7.  Schedule 4.14.  Purchaser and Seller hereby agree that a revised
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     Schedule 4.14 to the Asset Purchase Agreement, replacing the existing
     Schedule 4.14, is attached hereto.

          8.  Clarification of Excluded Assets.  Purchaser and Seller hereby
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     agree that Micros Systems shall be an Excluded Asset and shall be
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     deemed included on Schedule 1.2(b) to the Asset Purchase Agreement.

          9.  Further Assurances.  From time to time upon the request of either
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     party, each of Purchaser and Seller shall, and shall cause their respective
     Subsidiaries and affiliates to, execute, deliver and acknowledge any and all such further documents and instruments and do such further acts and things as the other party hereto may reasonably request to evidence or effectuate more effectively the terms of and intent of the parties contemplated by this Letter Agreement.

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          This Letter Agreement, which may be executed in two or more counterparts, all of which shall be considered one and the same agreement, shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

          Please acknowledge your agreement with the foregoing by signing in the space provided below.

                                     Very truly yours,

                                     WESTINGHOUSE ELECTRIC CORPORATION,

                                     By: /s/ William F. Stoll
                                         -------------------------------
                                       Name: William F. Stoll
                                       Title: Vice President

Acknowledged and agreed to
as of the date first above
written:

NORTHROP GRUMMAN CORPORATION,

By: /s/ Richard B. Waugh
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  Name: Richard B. Waugh
  Title: Corporate Vice President

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THE FOLLOWING SCHEDULES TO THE LETTER AGREEMENT DATED FEBRUARY 29, 1996 HAVE
BEEN OMITTED PURSUANT TO RULE 6.01(B)(2) OF REGULATION S-K. SUCH SCHEDULES ARE DESCRIBED IN THE LETTER AGREEMENT.

                       SCHEDULES TO THE LETTER AGREEMENT

A       Premises
B       Personnel Included in Sale
4.14    Sold Assets